Exhibit 4.10

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Project Order # 1879 RHB-104 Manufacturing Amendment 1

THIS PROJECT ORDER No. 1879 RHB-104 Manufacturing Amendment 1 is between RedHill Biopharma Ltd. (“SPONSOR”) and 7810962 Canada Inc. (“MANAGER”) and, upon execution by both parties, shall be incorporated into the Service Agreement signed on 5July2014 between SPONSOR and MANAGER.

SPONSOR agrees that Manager enters into a subcontract with Corealis Pharma on the terms set out in Amendment 1 of Project Order 1879 to be executed between 7810962 Canada Inc. and Corealis Pharma as shown below in Exhibit A. For further clarity, SPONSOR agrees with the costs and to the payment schedule as described in Exhibit A.

IN WITNESS WHEREOF, this Proposal has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

REDHILL BIOPHARMA Ltd.	For 7810962 Canada Inc:

/s/ Dror Ben-Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond
Title: CEO	Title: Senior Director of R&D
Date: 12Aug2014	Date: 12Aug2014

/s/ Ori Shilo
Name: Ori Shilo
Title: VP Finance and Operations
Date: 12Aug2014

 CONFIDENTIAL

EXHIBIT A

Service Agreement - G

7810962 Canada Inc. - COREALIS Pharma Inc.

Clinical Trial Material manufacture of RHB-104 capsules

AMENDMENT 1 TO THE SERVICE AGREEMENT G is made and entered into this twenty-third (23) day of July, 2014 (the “Amendment”).

The Client and Corealis entered into a service agreement G (document 143-111207rev11) dated the twenty-eight day of July, 2014 (the “Service Agreement G”).

The Client and Corealis entered into a Master Service Agreement dated the fifth day of July, 2011 (the “MSA”).

The Parties hereto wish to describe the services to be performed in connection with the MSA, subject to the terms and conditions set forth herein and in the MSA.

Unless the context otherwise requires, all capitalized terms used in this Amendment shall have the meanings attributed to them in the MSA and the Service Agreement G.

I.	DESCRIPTION OF THE EXTRA WORK TO THE SERVICE AGREEMENT G

The scope of this work is to identify a RHB-104 degradation product.

The estimated cost is as follow:

Part 1
•	[****]
•	[****]

Part 2
•	[****]

II.	COST AND PAYMENTS

2.1-	The estimated cost of the Services for the Extra Work detailed in section 1 is 6,700 $USD.

2.2-	The Client shall pay to [****] in United-States currency ($USD) upon the reception of invoices.

The Parties hereto have requested that this Service Agreement be drafted in the English language.  Les Parties ont exigé que ce contrat de services soit rédigé en anglais.

IN WITNESS THEREOF, the Parties have executed this Amendment as of the Date written above, by their authorised representatives, who by signing confirm their authority and intention to bind the Parties they represent.

Corealis Pharma Inc.		7810962 Canada Inc.
Per:	/s/	Per:	/s/ Alain Guimond
Name: Yves Roy, Ph.D.		Name: Alain Guimond, Ph.D.
Title: President		Title: Senior Director of Research

CONFIDENTIAL	PO# 1879 RHB-104 Manufacturing Amendment 1	23July2014

[****]

7810962 Canada Inc.

245 Victoria Avenue, Suite 100, Montreal, Quebec H3Z 2M6, Canada

Tel: +1 (514) 807-9315, Fax: +1 (514) 315-9029